                                 MACDERMID, INC.

                                    EXHIBIT A

SUBSIDIARY ACQUIRING SECURITIES                                  CLASSIFICATION
-------------------------------                                  --------------
Fleet National Bank                                              Bank
Fleet Investment Advisors, Inc.                                  Bank